EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

EPL INTERMEDIATE, INC.

The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the Delaware General Corporation Law, hereby certifies as follows:

FIRST: The name of the Corporation is EPL Intermediate, Inc.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The Corporation shall have the authority to issue 40,100 shares consisting of (i) 100 shares of Common Stock, par value $.01 each and (ii) 40,000 shares of Preferred Stock, par value $.01 each. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Certificate, to provide for the issuance from time to time in one or more series of any number of shares of Preferred Stock, and, by filing a certificate pursuant to the General Corporation Law of the State of Delaware, to establish the number of shares to be included in each series, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. The holders of Preferred Stock shall have no voting rights and shall have no rights to receive notice of any meetings, except as required by law, the provisions of this Certificate, or as expressly provided in the resolution establishing any series thereof.

FIFTH: The name and mailing address of the incorporator is Lesley Peng, 425 Lexington Avenue, New York, New York, 10017.

SIXTH: The Board, acting by majority vote, may make, alter, amend or repeal the By-Laws of the Corporation. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. The election of directors need not be by written ballot unless the By-Laws so provide.

SEVENTH: Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on December 14, 1999.

/s/
Lesley C. Peng Sole Incorporator